  Exhibit 99.1
HF Enterprises Sets Foundation for Future Growth with Binding Term Sheet Regarding Four Investments

Tuesday, January 12, 2021 9:00 AM

BETHESDA, MD / ACCESSWIRE / January 12, 2021 / HF Enterprises Inc. (NASDAQ:HFEN) (the "Company"), a diversified holding company principally engaged through its subsidiaries in property development, digital transformation technology and biohealth activities, today announced that it has entered into a binding term sheet (the "Term Sheet") with Chan Heng Fai, the founder, Chairman and Chief Executive Officer of the Company, for four proposed investments, consisting of (i) warrants to purchase 1,500,000,000 shares of Alset International Limited (SGX:40V) ("Alset"); (ii) all of the issued and outstanding stock of LiquidValue Development Pte Ltd ("LVD"); (iii) 62,122,908 ordinary shares in True Partners Capital Holding Limited (HKG: 8657) ("True Partners"); and (iv) 4,775,523 shares of the Series A Common Stock of American Pacific Bancorp Inc. ("APB"). Descriptions of each of the four investments are set forth below.

"We are strategically positioning HF Enterprises to capitalize on disruptive and innovative business opportunities across a variety of industries," stated Mr. Chan. "Through these transactions, the Company is acquiring assets and setting a strong foundation for future growth as we focus on building a synergistic array of companies that create a sustainable healthy living system with the potential to disrupt major markets globally."

Alset International Limited

Incorporated in September 2009 and listed on the Singapore Exchange in July 2010, Alset operates as a global enterprise involved in (i) property development and investments, primarily in the U.S. and Western Australia; (ii) development, research, testing, manufacturing, licensing and distribution of biomedical products; (iii) asset management with a primary focus medical and residential real estate in the US; (iv) direct sales of a growing variety of health and wellness products; and (v) information technology businesses, including blockchain technology. The Company currently owns 57.1% of Alset.

The Company will pay the lesser of $28,363,966.42 or the appraised value of the warrants to purchase 1,500,000,000 shares of Alset in the form of newly issued shares of the Company's common stock. The price of such shares shall be based on the average closing price of the Company's common stock over the five days prior to the execution of the Term Sheet.

LiquidValue Development Pte Ltd

LVD is currently wholly owned by our Chairman and Chief Executive Officer, Chan Heng Fai. LVD's existing presence in the asset management field will be leveraged to establish an actively managed open-ended exchange-traded fund (ETF) in the US, focused on disruptive investment opportunities with long-term exponential growth potential. Upon the completion of this proposed transaction, LVD will be a wholly owned subsidiary of the Company.

The Company will pay SGD $229,245.36 (USD $173,394.87) to acquire LVD in the form of newly issued shares of the Company's common stock. The price of such shares shall be based on the average closing price of the Company's common stock over the five days prior to the execution of the Term Sheet.

True Partner Capital Holding Limited

True Partners operates as a fund management company in the U.S. and Hong Kong. The company manages funds and provides managed accounts on a discretionary basis using a proprietary trading platform, offering investment management and consultancy services. The company also develops and supports its trading platform and related proprietary software and provides management services for a portfolio of securities and futures contracts. Its fund investors and managed accounts are primarily professional investors, including family offices, pension funds, high-net worth individuals, endowments/foundations, and financial institutions. The company was founded in 2010 and is headquartered in Tsim Sha Tsui, Hong Kong. True Partners is currently listed on the Hong Kong Stock Exchange (HKSE), with over USD $1.6 billion assets under management (AUM). The Company will own approximately 16% of True Partners after completing the proposed transaction.

The Company will pay USD $6,729,629.29 for the 62,122,908 shares of True Partners in the form of newly issued shares of the Company's common stock. The price of such shares shall be based on the average closing price of the Company's common stock over the five days prior to the execution of the Term Sheet.

American Pacific Bancorp Inc.

APB is a bank holding company, having investment positions in commercial banks in the US. APB will inject digital banking capabilities into the banks to provide global banking services to clients worldwide, increasing profitability. APB is highly focused on the digital banking space and decentralized finance (blockchain based FinTech) capabilities. The Company plans to leverage APB's infrastructure to capitalize on growing opportunities with Special Purpose Acquisition Companies (SPACs). The Company will be acquiring approximately 86.4% of the total equity of APB.

The Company will pay the lesser of $28,653,138 or the appraised value of APB in the form of newly issued shares of the Company's common stock. The price of such shares shall be based on the average closing price of the Company's common stock over the five days prior to the execution of the Term Sheet.

The transactions described above shall be subject to the execution of definitive agreements, financial and legal due diligence by all relevant parties, and the approval of the shareholders of the Company.

About HF Enterprises Inc.

HF Enterprises Inc. is a diversified holding company principally engaged through its subsidiaries in property development, digital transformation technology and biohealth activities with operations in the United States, Singapore, Hong Kong, Australia and South Korea. The Company's vision is to acceleration sustainable healthy living. The Company's mission is to provide a healthy living ecosystem, encompassing housing, transport, energy, alternative healthy food and beverage and biohealth impact products.

Investor Contact:

Dave Gentry, CEO
RedChip Companies Inc.
407-491-4498
Dave@redchip.com

Forward-Looking Statement Disclaimer

Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will" "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on HF Enterprises Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and HF Enterprises Inc. undertakes no duty to update such information except as required under applicable law.

SOURCE: HF Enterprises Inc.